Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A Amendment #4, of SNT Cleaning Inc., of our report July 3, 2008 on our audit of the financial statements of SNT Cleaning Inc. as of May 31, 2008, and the related statements of operations, stockholders' equity and cash flows for May 31, 2008 and May 31, 2007 and since inception on April 12, 2005 through May 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
November 4, 2008





                 6490 West Desert Inn Road, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501